EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4235
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Receives NASDAQ Delisting Letter

SOMERSET, N.J., August 1, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that it received a NASDAQ staff determination letter on July 29, 2008 notifying the Company that its securities will be delisted from The NASDAQ Capital Market. On June 25, 2008, NASDAQ notified the Company that the market value of its listed securities had been below the minimum $35 million required for continued inclusion on The NASDAQ Capital Market under Marketplace Rule 4310(c)(3)(B) for the previous 10 consecutive trading days. In accordance with Marketplace Rule 4310(c)(8)(C), the Company was provided with a grace period of 30 calendar days, or until July 25, 2008, to regain compliance with the minimum market value requirement. The staff determination letter states that the Company has not regained compliance within the given grace period and as a result, unless the Company requests an appeal of the staff determination, trading of the Company’s common stock will be suspended at the opening of business on August 7, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission, or the SEC, to remove the Company’s securities from listing and registration on NASDAQ.

          The staff determination letter further states that the Company may appeal the delisting determination to a NASDAQ Listing Qualification Panel, or the Panel, by submitting a hearing request. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, if the Hearings Department receives the Company’s hearing request on or before 4:00pm Eastern Time on August 5, 2008. The Company intends to timely submit a hearing request and to present its arguments and/or plan of compliance in support of the Company’s position at the hearing.

          As disclosed in the Company’s press releases on July 18, 2008 and June 26, 2008, the Company has also failed to comply with the $1 minimum bid price requirement under Marketplace Rule 4310(c)(4), the $2.5 million minimum stockholders’ equity requirement under Marketplace Rule 4310(c)(3)(A) and the requirement for a minimum net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years under Marketplace Rule 4310(c)(3)(C). For continued listing on The NASDAQ Capital Market, the Company must comply with, among other requirements, at least one of the three alternative listing standards (market value, stockholders’ equity or net income) and the minimum bid price requirement.

          The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing.

About Alfacell Corporation

          Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. Alfacell has completed Phase III clinical trials of ONCONASE in unresectable malignant mesothelioma and, in addition to ongoing efforts to complete the related rolling New Drug Application, Alfacell is currently planning for Phase II clinical trials in other oncology indications. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, the company’s ability to successfully appeal the NASDAQ’s delisting determination and to regain its compliance with NASDAQ continued listing standards and maintain such compliance, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.